Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made by and between HERITAGE INSURANCE HOLDINGS, INC. (the “Company”) and Kent Linder (the “Executive” and together with the Company, the “Parties”).

WHEREAS, Executive is an at-will employee of the Company;

WHEREAS, Executive has elected to terminate Executive’s at-will employment effective as of December 22, 2014 (the “Termination Date”); and

WHEREAS, the Parties intend that the Agreement supersede and replace the employment agreement between the Parties dated as of January 1, 2014 (the “Employment Agreement”), except for the restrictive covenants specified in Section IV of the Employment Agreement, which shall survive and remain in full force and effect;

NOW, THEREFORE, for good and valuable consideration as described herein, the Parties agree as follows:

1. The Company hereby acknowledges that (a) Executive’s employment with the Company shall be terminated effective as of the Termination Date, and (b) Executive’s termination shall constitute Executive’s ceasing to be an employee and officer of the Company as of the Termination Date.

2. Executive acknowledges that Executive received this Agreement on the Termination Date. Executive has twenty-one (21) calendar days from the Termination Date to sign this Agreement (the “Review Period”). If not signed by Executive by the end of the Review Period, the Company may withdraw the Agreement. Executive may at Executive’s own discretion sign the Agreement at any time prior to the expiration of the Review Period. Executive has the right to revoke the Agreement at any time within seven (7) calendar days of the date Executive signs it (the “Revocation Period”). In order to revoke the Agreement, Executive must provide written notice of the revocation to Richard Widdicombe, President & CEO, Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, FL 33759. If Executive does not provide written notice of the revocation, this Agreement will be effective and enforceable at the close of business on the last day of the Revocation Period (the “Effective Date”).

3. If Executive executes and does not revoke this Agreement, the Company shall provide the following payment and benefits:

a. The Company shall pay Executive $100,000 in a lump sum in cash no later than 60 calendar days following the Termination Date; provided, however, that if the 60th calendar day following the Termination Date occurs in a different taxable year than the Termination Date, this payment shall be made no earlier than January 1 of the second taxable year.

b. Notwithstanding any language to the contrary in the Heritage Insurance Holdings, Inc. Omnibus Incentive Plan or in any award agreement issued thereunder, (i) all unvested stock options held by Executive shall become immediately fully vested as of the Effective Date and (ii) all vested stock options held by Executive shall remain exercisable for a period of 1 year following the Termination Date.

4. The Company acknowledges and agrees that Executive shall not be bound by and required to observe any pending or future Company-imposed “blackout period” restricting the sale of stock of the Company by management and others associated with the Company. Executive agrees that, notwithstanding any blackout period, any sales of stock of the Company by Executive shall be made in compliance with all applicable securities laws requirements.

5. In exchange for and subject to the receipt by Executive of the benefits provided in Section 3, Executive, on Executive’s own behalf and on behalf of anyone who may claim by or through Executive, hereby waives, releases, and forever discharges the Company and all of its parents, divisions, affiliates, related entities, and subsidiaries (the “Heritage Global Parties”), and their fiduciaries, administrators, members, partners, shareholders, directors, officers, agents, employees, attorneys, predecessors, successors and assigns (all of the parties receiving the benefit of this waiver, release, and discharge shall be referred to jointly as the “Released Parties”), with respect to any and all claims or causes of action that Executive now has, ever had, or will ever have or may allege to have, whether known or unknown, arising on or before the Effective Date, except for the following: (a) any right Executive may have to continue Executive’s group health insurance coverage pursuant to applicable law; (b) any vested benefits; (c) any accrued but unused Paid Time Off; and (d) any claim that cannot be released by law.

6 The release in Section 5 includes any claims, demands, liabilities and causes of action that arise from or relate to Executive’s employment with or termination of employment from the Company. Executive understands and agrees that the claims being waived, released, and discharged in this Agreement include those arising under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Florida Civil Rights Act, any other local, county, state or federal fair employment law, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and any other statute, regulation, executive order or ordinance, and any and all claims based upon alleged wrongful or retaliatory discharge, intentional infliction of emotional distress, defamation, invasion of privacy, personal or business injury, negligence, breach of contract or any other contract or tort claims under the common law. In the event of any future proceedings based upon any matter released herein, Executive agrees that Executive is not entitled to and shall not receive any further recovery.

7. Executive agrees not to bring any suit, arbitration, inquiry, proceeding or investigation of any kind against any of the Released Parties asserting any claim or cause of action subject to the release in Section 5, provided, however, that nothing in this Agreement shall be construed to prohibit Executive from initiating or maintaining a charge of discrimination with the Equal Employment Opportunity Commission or other Fair Employment Practice Agency, or from otherwise fully cooperating with and/or participating in any investigation by the Equal Employment Opportunity Commission or other government agency. Executive is, however, waiving his rights to any monetary recovery should any such agency pursue any claims on his behalf.

8. This Agreement is not an admission of wrongdoing or liability by either Party. The Parties are entering into this Agreement solely to resolve any disputes that may exist between them.

9. Executive represents and warrants that Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action and other matters relating to Executive’s employment with the Company or the termination of such employment that are released herein; that the same have not been assigned, transferred or disposed of by fact, by operation of law, or in any manner whatsoever; and that Executive has the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained herein. Executive further represents and warrants that Executive has not filed or initiated any legal, equitable, administrative or any other proceedings against any of the Released Parties, and that no such proceeding has been filed or initiated on Executive’s behalf.

10. Executive represents and warrants that, other than the amounts described in Section 3 and excluded from the release in Section 5, Executive has received all wages, salary, bonuses, commissions, compensation, and other payments or benefits that may have been owed to Executive because of Executive’s employment with the Company, and that Executive has been reimbursed for all business expenses incurred on the Company’s behalf. Executive further represents and warrants that Executive has no known workplace injury or occupational disease and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state or local leave law. Executive agrees that should Executive bring any claims at any time against the Company for any wages, salary, bonuses, commissions, compensation, or other payments or benefits arising out of or relating to Executive’s employment with the Company, to any occupational injury or disease, or to any leave request, the amounts described in Section 3 above will be offset against the amount of any recovery Executive may obtain in connection with such claims.

11. Executive acknowledges that Section IV of the Employment Agreement, including but not limited to all restrictive covenants contained therein, shall remain in full force and effect through and following the Effective Date. Nothing in this Agreement shall relieve Executive of any obligations to the Company pursuant to any other non-competition, non-solicitation, confidentiality or trade secrets agreement previously executed by Executive. Executive agrees to comply with the terms of such agreements applicable to Executive following the Termination Date.

12. Executive agrees that Executive will not disparage, criticize, condemn or impugn the Heritage Global Parties or any of their products or services. The Company agrees that members of the Company’s board of directors and the Company’s executive officers will not disparage, criticize, condemn or impugn Executive.

13. Executive agrees to maintain the confidentiality of the terms of this Agreement, except that Executive may discuss its contents with Executive’s immediate family members, spouse or domestic partner, attorney or tax advisor.

14. Executive agrees to cooperate with the Company in any current or future litigation or potential litigation or other legal matters, including any arbitrations or regulatory inquiries or investigations, subject to Executive’s professional obligations, including but not limited to meeting with and fully and truthfully answering the questions of the Company or its representatives or agents, and testifying and preparing to testify at any deposition or trial, subject to reimbursement for reasonable out of pocket expenses approved by the Company and incurred as a result of such cooperation. Executive also agrees to provide truthful and timely answers to any questions the Company may have about the work Executive performed during Executive’s employment with the Company.

15. Executive will return, as of the Termination Date, all property belonging to the Company, including but not limited to, all files, computers, computer software, records, documents, reproductions of any such records or software or documents, equipment, keys, and pass codes, whether prepared or created by Executive or otherwise coming into Executive’s possession or control in the course of Executive’s employment with the Company.

16. If Executive breaches any provision of this Agreement, the Company may at is its option suspend payments made under this Agreement and/or recover from Executive any payments made under this Agreement, plus costs and attorney’s fees. The Company may also pursue any other available remedies for any breach of this Agreement.

17. Executive understands and agrees that this Agreement will be binding upon Executive’s heirs, assigns, administrators, executors and legal representatives and will inure to the benefit of the Company, its successors, and assigns.

18. This Agreement shall be subject to and construed in accordance with the laws of the State of Florida. Exclusive venue shall be in the state and federal courts of Pinellas County, Florida for any disputes arising out of the interpretation or enforcement of this Agreement.

19. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement. Signatures transmitted by facsimile or other electronic means shall be effective as original signatures for execution of this Agreement.

20. It is the express intent of the Parties that in the event any provision of this Agreement or restrictive covenant contained in the Employment Agreement or any other applicable agreement is adjudicated by any court of competent jurisdiction to be partially or totally invalid or unenforceable because of an over-broad scope or for any other reason, then such covenant will be deemed modified to the extent necessary to render it valid and enforceable under the laws of such jurisdiction, or alternatively, it will be excised from the applicable agreement without effect on the validity of the remaining provisions of the applicable agreement. However, in the event that the waiver or release of any claim is found to be invalid or unenforceable and cannot be modified as aforesaid, then Executive agrees that Executive will promptly execute any appropriate documents presented by the Company that would make the waiver or release valid and enforceable to the maximum extent permitted by law.

21. Executive represents and warrants that Executive has read the foregoing Agreement, that Executive understands its terms and voluntarily accepts this Agreement in its entirety, that Executive has had ample opportunity to consult with Executive’s own attorney concerning this Agreement if Executive so chooses, and that Executive is knowingly and voluntarily entering into this Agreement.

22. Subject to Section 11 hereof, this Agreement integrates all of the agreements and understandings between Executive and the Company concerning Executive’s employment with the Company and termination thereof and supersedes all prior negotiations, discussions or agreements relating to such subject matter. There are no unwritten understandings, agreements or representations regarding Executive’s employment with the Company or the termination thereof. This Agreement may not be modified or amended except in a written agreement signed by the Parties. All of the recitals and Whereas provisions set forth above in this Agreement are expressly incorporated herein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement freely and voluntarily intending to be legally bound by it.

/s/ Kent Linder
KENT LINDER

Dated: December 22, 2014

HERITAGE INSURANCE HOLDINGS, INC.

By:	/s/ Bruce Lucas
Its:	Chief Executive Officer

Dated:	December 22, 2014

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